NEWS RELEASE

Exhibit 99.1

Vanguard Natural Resources Reports Record Adjusted EBITDA, Production and Proved Reserves for 2011

HOUSTON—March 1, 2012--Vanguard Natural Resources, LLC (NYSE: VNR) ("Vanguard" or "the Company") today reported financial and operational results for the full year and fourth quarter ended December 31, 2011.

Mr. Scott W. Smith, President and CEO, commented, “Vanguard achieved excellent results in 2011 as we set new records in terms of production, Adjusted EBITDA and reserves. The most meaningful event during the year was the completion of the merger with Encore Energy Partners, LP (“ENP or “Encore”) that was finalized on December 1, 2011. This merger completed the long but very rewarding process that began in 2010 and which has subsequently transformed Vanguard from one of the smaller, gas focused upstream MLP’s to a much larger company with a liquids platform from which to build upon in 2012. In addition to completing the Encore merger, we completed over $200 million of liquids focused accretive acquisitions at a weighted average price of $14.27 per barrel. Our acquisition efforts allowed us to continue to be one of the leading upstream MLP’s in terms of distribution growth with a 4.9% increase over our 2010 levels.  In 2012, we are looking forward to continuing to build upon the success we achieved in 2011 and are excited about the opportunities we see to deliver superior results on behalf of our unitholders.

Selected Financial Information

A summary of selected financial information follows. For consolidated financial statements, please see accompanying tables.

	Three Months Ended		Year Ended December 31,
	December 31, 2011	September 30, 2011	2011	2010
	($ in thousands)
Production (Boe/d)	13,686	13,371	13,405	4,721
Oil, natural gas and natural gas liquids sales	$86,003	$74,429	$312,842	$85,357
Realized gain on other commodity derivative contracts	$5,038	$1,267	$7,205	$21,942
Unrealized gain (loss) on other commodity derivative contracts	$(69,095)	$109,639.	$(470)	$(14,145)
Operating expenses	$27,286	$23,086	$92,565	$25,311
Selling, general and administrative expenses	$3,342	$5,330	$19,779	$10,134
Depreciation, depletion, amortization, and accretion	$22,060	$21,419	$84,857	$22,231
Net Income attributable to Vanguard unitholders	$(15,208)	$75,884	$62,063	$21,885
Adjusted Net Income attributable to Vanguard unitholders (1)	$27,560	$14,101	$73,877	$45,821
Adjusted Net Income per unit attributable to Vanguard unitholders (1)	$0.76	$0.47	$2.32	$2.09
Adjusted EBITDA attributable to Vanguard unitholders (1)	$53,498	$37,028	$164,603	$80,396
Interest expense	$8,562	$8,173	$31,868	$7,565
Drilling, capital workover and recompletion expenditures	$10,367	$15,000	$34,096	$15,291
Distributable Cash Flow (1)	$37,083	$19,029	$110,082	$57,540

(1)
Non-GAAP financial measures. Please see Adjusted Net Income, Adjusted EBITDA and Distributable Cash Flow tables at the end of this press release for a reconciliation of these measures to their nearest comparable GAAP measure.

Proved Reserves

Total proved oil and natural gas reserves at December 31, 2011 were 79.3 million barrels of oil equivalent, consisting of 52.2 million barrels of crude oil, condensate, and natural gas liquids and 162.8 billion cubic feet of natural gas.  Proved reserves were calculated utilizing 12-month average prices during 2011, or $96.24 per Bbl of oil and $4.12 per Mcf of natural gas as compared to $79.40 per Bbl of oil and $4.38 per Mcf of natural gas for 2010.

Using 2011 average prices, the estimated discounted net present value of Vanguard’s proved oil and natural gas reserves, before projected income taxes, using a 10 percent per annum discount rate (“PV-10 Value”) was approximately $1.5 billion, as compared to a PV-10 Value of approximately $1.1 billion at December 31, 2010.

At December 31, 2011, oil, condensate, and natural gas liquids reserves accounted for 66 percent of total proved reserves, and 86 percent of total proved reserves are developed.  The following table summarizes the changes in proved reserves:

MBOE
Reserves at December 31, 2010	69,286
Purchases of reserves-in-place	11,658
Extensions and discoveries	146
Sales of reserves-in-place	(97)
Revisions of previous estimates	3,226
Production	(4,893)
Reserves at December 31, 2011	79,326

Vanguard’s proved reserve estimates for all of its properties were prepared by independent petroleum engineers from DeGolyer and McNaughton.

 Full Year 2011 Highlights:

•	The cumulative distribution of $2.31 per unit for 2011 represents a 5.7% increase over the cumulative distribution of $2.185 per unit for 2010.

•	Adjusted EBITDA attributable to Vanguard unitholders (a non-GAAP financial measure defined below) increased 105% to $164.6 million from the $80.4 million generated in 2010.

•
Distributable Cash Flow attributable to Vanguard unitholders (a non-GAAP financial measure defined below) increased 91% to $110.1 million from the $57.5 million generated in the comparable period of 2010.

•
We reported net income attributable to Vanguard unitholders for the year ended December 31, 2011 of $62.1 million or $1.95 per basic unit compared to a net income of $21.9 million or $1.00 per basic unit in the year ended December 31, 2010.  The 2011 results include a non-cash unrealized loss of $2.6 million on our commodity and interest rate derivative contracts, a $0.4 million non-cash loss on acquisition of oil and natural gas properties, a $0.5 million non-cash compensation charge for the unrealized fair value of phantom units granted to management and $2.0 million in material transaction costs incurred on acquisitions and mergers. The 2010 results included a non-cash unrealized loss of $14.5 million on our commodity and interest rate derivative contracts, a $0.2 million non-cash compensation charge for the unrealized fair value of phantom units granted to management, a $5.7 million non-cash loss on the acquisition of oil and natural gas properties and $3.6 million in material transaction costs incurred on acquisitions and mergers.

•
Adjusted Net Income attributable to Vanguard unitholders (a non-GAAP financial measure defined below) was $73.9 million in 2011, or $2.32 per unit, compared to Adjusted Net Income of $45.8 million, or $2.09 per unit, in the comparable period of 2010.

•
Reported average production of 13,405 BOE per day in 2011 was up 184% over 4,721 BOE per day produced in the comparable period of 2010.  On a BOE basis, crude oil, natural gas and natural gas liquids (“NGLs”) accounted for 56%, 35% and 9% of our production, respectively.  The 184% increase in total production on a BOE basis is primarily due to our acquisition (the “Encore Purchase”) of Encore Energy Partners, LP (“Encore”) effective December 31, 2010.

•
During 2011 we produced 10,413 MMcf of natural gas, 2,725,853 Bbls of oil, and 431,550 Bbls of NGLs, compared to the 4,990 MMcf of natural gas, 682,447 Bbls of oil and 209,531 Bbls of NGLs produced in 2010.  Including the impact of our hedges this year, we realized a net price of $7.45 per Mcf on natural gas sales, $82.45 per Bbl on crude oil sales, and $66.88 per barrel on NGL sales, for an average sales price of $67.70 per BOE (all excluding amortization of premiums paid and amortization of value on derivative contracts acquired).

Fourth Quarter 2011 Highlights:

•
We increased our quarterly distribution for the fifth consecutive quarter. The $0.5875 per unit distribution declared for the fourth quarter of 2011 represents a 4.9% increase over the fourth quarter of 2010 and a 1.7% increase over third quarter 2011.

•
Adjusted EBITDA attributable to Vanguard unitholders (a non-GAAP financial measure defined below) increased 160% to $53.5 million from $20.6 million in the fourth quarter of 2010 and increased 44% from the $37.0 million recorded in the third quarter of 2011.

•
Distributable Cash Flow attributable to Vanguard unitholders (a non-GAAP financial measure defined below) increased 120% to $37.1 million from the $16.9 million generated in the fourth quarter of 2010 and increased 95% from the $19.0 million generated in the third quarter of 2011.

•
We reported a net loss attributable to Vanguard unitholders for the quarter of $15.2 million or $(0.42) per basic unit compared to a reported net loss of $5.6 million or $(0.21) per basic unit in the fourth quarter of 2010; however, both quarters included special items.  The recent quarter includes $69.5 million of non-cash unrealized net losses in our commodity and interest rate derivatives contracts, a $0.02 million non-cash gain on the acquisition of oil and natural gas properties, a $0.2 million non-cash compensation charge for the unrealized fair value of phantom units granted to management and $0.3 million in material transaction costs incurred on acquisitions and mergers.  The 2010 fourth quarter results included $13.8 million of unrealized net losses in our commodity and interest rate derivatives contracts, a $0.08 million non-cash compensation charge for the unrealized fair value of phantom units granted to management and $3.6 million in material transaction costs incurred on acquisitions.

•
Adjusted Net Income attributable to Vanguard unitholders (a non-GAAP financial measure defined below) was $27.6 million in the fourth quarter of 2011 or $0.76 per basic unit, as compared to $11.8 million or $0.45 per basic unit, in the fourth quarter of 2010.

•
Reported average production of 13,686 BOE per day in the fourth quarter of 2011 was up 180% over 4,891 BOE per day produced in the fourth quarter of 2010 and a 2% increase over third quarter of 2011.  On a BOE basis, crude oil, natural gas liquids (“NGLs”) and natural gas accounted for 54%, 11%, and 35% of our production, respectively.  The 180% increase in total production on a BOE basis is primarily due to our acquisition of Encore effective December 31, 2010.

Please note that all 2011 production and operations reported by Vanguard reflects both Vanguard and Encore’s production and operations on a consolidated basis which through the date of the completion of the merger on December 1, 2011, included the approximate 53.4% ownership interest in Encore that Vanguard did not own.

During the quarter we produced 2,618 MMcf of natural gas, 674,960 Bbls of oil, and 147,875 Bbls of NGLs, compared to the 1,226 MMcf of natural gas, 195,302 Bbls of oil and 49,887 Bbls of NGLs produced in the fourth quarter of 2010.  Including the impact of our hedges in the fourth quarter of this year, we realized a net price of $7.54 per Mcf on natural gas sales, $90.66 per Bbl on crude oil sales, and $80.19 per barrel on NGL sales, for an average sales price of $73.69 per BOE (all excluding amortization of premiums paid and amortization of value on derivative contracts acquired).

Recent Activities

On December 1, 2011, we acquired the remaining 53.4% of the ENP Units not held by us through a merger (the “ENP Merger”) with one of our wholly owned subsidiaries.  In connection with the ENP Merger, ENP’s public unitholders received 0.75 Vanguard common units in exchange for each ENP common unit they owned at the effective date of the ENP Merger. We refer to the ENP Purchase and ENP Merger collectively as the “ENP Acquisition”. ENP’s properties are located in Wyoming, Montana, West Texas, New Mexico, North Dakota, Arkansas and Oklahoma. As of December 31, 2011, based on a reserve report prepared by our independent reserve engineers, the acquired properties from the ENP Acquisition had estimated proved reserves of 44.0 MMBOE, 71% of which is oil and 88% of which is proved developed producing.

In connection with the consummation of the ENP Merger, on December 1, 2011, we closed our $1.5 billion senior secured Third Amended and Restated Credit Agreement (the “reserve-based credit facility”) which amends and restates our Second Amended and Restated Credit Agreement.  This amendment provides for an initial borrowing base of $765.0 million and a maturity of October 31, 2016. In addition, our interest rates are lower as a result of this amendment and several key covenant limitations were also amended, which provides us greater flexibility including increasing the percentage of production that can be hedged into the future. Our obligations under the reserve-based credit facility are secured by mortgages on our oil and natural gas properties and other assets and are guaranteed by all of our operating subsidiaries.

Additionally, on November 30, 2011, we also entered into a $100.0 million senior secured second lien term loan facility (the “Second Lien Term Loan”). The loans under the Second Lien Term Loan mature on May 30, 2017 and accrue interest at an interest rate per annum equal to LIBOR plus 5.5%.

Borrowings under each of the reserve-based credit facility and the Second Lien Term Loan were used to repay loans outstanding under ENP’s Credit Agreement and our $175.0 million Term Loan.

In January 2012, we completed an offering of 7,137,255 of our common units at a price of $27.71 per unit. The 7,137,255 common units offering included 4.0 million of our common units (“primary units”) and 3,137,255 common units (“secondary units”) offered by Denbury Onshore, LLC (“selling unitholder”). Offers were made pursuant to a prospectus supplement to the 2012 shelf registration statement. The secondary units were obtained by the selling unitholder as partial consideration for our acquisition of all of the member interests in Encore Energy Partners GP LLC and ENP, and certain common units representing limited partnership interests in ENP from subsidiaries of the selling unitholder. We received proceeds of approximately $106.4 million from the offering of primary units, after deducting underwriting discounts of $4.3 million and offering costs of $0.2 million. We did not receive any proceeds from the sale of the secondary units. In addition, we received proceeds of approximately $28.5 million, after deducting underwriting discounts of $1.2 million, from the sale of an additional 1,070,588 of our common units that were offered to the underwriters to cover over-allotments pursuant to this offering. We used the net proceeds from this offering to repay indebtedness outstanding under our reserve-based credit facility and our Second Lien Term Loan.

In February 2012, we entered in to an agreement for an exchange of our ownership interest in Ariana Energy, LLC, and Trust Energy Company, LLC, which holds the Company’s natural gas and oil assets in the Appalachian Basin for 1.9 million VNR common units.  The agreement was entered into with entities controlled by or affiliated with Majeed S. Nami who was a founding unitholder when the Company went public in October of 2007.  Vanguard’s Appalachian assets consist of approximately 37 Bcfe of which 92% are natural gas and 65% are proved developed.  Current production from these assets is approximately 7,500 Mcfe per day, of which 84% is natural gas. The transaction has an effective date of January 1, 2012 and is expected to close in March.

Hedging Activities

We enter into derivative transactions in the form of hedging arrangements to reduce the impact of oil and natural gas price volatility on our cash flow from operations. We have mitigated some of the volatility through 2014 for both crude oil and natural gas by implementing a hedging program on a portion of our total anticipated production. At December 31, 2011, the fair value of commodity derivative contracts was a liability of approximately $23.6 million, of which $8.5 million liabilities settle during the next twelve months.  Currently, we use fixed-price swaps, basis swaps, swaptions, puts, three-way collars and NYMEX collars to hedge oil and natural gas prices.

The following tables summarize new commodity derivative contracts put in place during the three months ended December 31, 2011:

	Year 2012	Year 2013	Year 2014
Oil Positions:
Fixed Price Swaps:
Notional Volume (Bbls)	137,250	91,250	—
Price ($/Bbl)	$90.13	$90.00	$—
Swaptions:
Notional Volume (Bbls)	91,500	91,250	—
Price ($/Bbl)	$100.00	$100.00	$—
Three-Way Collars:
Notional Volume (Bbls)	366,000	109,500	109,500
Floor Price ($/Bbl)	$81.50	$95.00	$95.00
Ceiling Price ($/Bbl)	$96.90	$105.00	$105.00
Short Put Price ($/Bbl)	$65.00	$70.00	$70.00

Additionally, we sold $65.00 puts on 250 Bbls a day for 2012 to 2013 in order to raise the fixed-price on an existing oil swap contract.

For a summary of all commodity and interest rate derivative contracts in place at December 31, 2011, please refer to our Annual Report on Form 10-K which is expected to be filed on March 5, 2012.

Liquidity Update

At December 31, 2011, Vanguard had indebtedness under its reserve-based credit facility totaling $671.0 million with a borrowing base of $765.0 million which provided for $94.0 million in undrawn capacity.  As of February 29, 2012 there were $581.0 million of outstanding borrowings and $184.0 million of borrowing capacity under the reserve-based credit facility. Additionally, at December 31, 2011, Vanguard had $100.0 million outstanding under its senior secured second lien term loan. As of February 29, 2012 there were $57.0 million of outstanding borrowings under the senior secured second lien term loan.

Cash Distributions

On February 14, 2012, the Company paid its 2011 fourth quarter cash distribution of $0.5875 per unit to its unitholders of record as of February 7, 2012.  This quarterly distribution payment was an increase of 1.7% over the amount distributed for the third quarter of 2011 and represented an approximate 4.9% increase from the amount distributed for the fourth quarter of 2010.

Conference Call Information

Vanguard will host a conference call today (March 1, 2012) to discuss its 2011 full year and fourth quarter results and 2012 outlook at 11:00 a.m. Eastern Time (10:00 a.m. Central). To access the call, please dial (877) 941-8609 or (480) 629-9692 for international callers and ask for the “Vanguard Natural Resources Earnings Call.”  The conference call will also be broadcast live via the Internet and can be accessed through the Investor Relations section of Vanguard’s corporate website, http://www.vnrllc.com.

A telephonic replay of the conference call will be available until April 1, 2012 and may be accessed by calling (303) 590-3030 and using the pass code 4510399#.  A webcast archive will be available on the Investor Relations page at www.vnrllc.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Lisa Godfrey at (832) 327-2234 or email at lgodfrey@vnrllc.com.

About Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a publicly traded limited liability company focused on the acquisition, production and development of oil and natural gas properties. Vanguard's assets consist primarily of producing and non-producing oil and natural gas reserves located in the Permian Basin in West Texas and New Mexico, the Big Horn Basin in Wyoming and Montana, South Texas, the Williston Basin in North Dakota and Montana, Mississippi, and the Arkoma Basin in Arkansas and Oklahoma.  More information on Vanguard can be found at www.vnrllc.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the federal securities laws. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include but are not limited to statements about the acquisition announced in this press release. These statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, availability of sufficient cash flow to pay distributions and execute our business plan, prices and demand for oil, natural gas and natural gas liquids, our ability to replace reserves and efficiently develop our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the Securities and Exchange Commission. Please see "Risk Factors" in the Company's public filings.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to publicly correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

VANGUARD NATURAL RESOURCES, LLC
Operating Statistics
(Unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2011 (b)(d)		2010 (a)		2011 (b)(d)		2010 (a)
Net Oil Production:
VNR oil (Bbls)	211,406		195,302	(c)	765,867		682,447	(c)
ENP oil (Bbls)	463,554	(b)	—		1,959,986	(b)	—
Total oil production (Bbls)	674,960		195,302		2,725,853		682,447

Average VNR daily oil production (Bbls/day)	2,297		2,123	(c)	2,098		1,870	(c)
Average ENP daily oil production (Bbls/day)	5,039	(b)	—		5,370	(b)	—
Average daily oil production (Bbls/day)	7,336		2,123		7,468		1,870

Average Oil Sales Price per Bbl:
Net realized oil price, including hedges	$90.66	(e)	$77.63	(e)	$82.45	(e)	$76.53	(e)
Net realized oil price, excluding hedges	$93.70		$77.92		$86.52		$73.30

Net Natural Gas Production:
VNR gas (MMcf)	1,174		1,226	(c)	4,575		4,990	(c)
ENP gas (MMcf)	1,444	(b)	—		5,838	(b)	—
Total natural gas production (MMcf)	2,618		1,226		10,413		4,990

Average VNR daily gas production (Mcf/day)	12,765		13,328	(c)	12,536		13,672	(c)
Average ENP daily gas production (Mcf/day)	15,696	(b)	—		15,993	(b)	—
Average daily gas production (Mcf/day)	28,461		13,328		28,529		13,672

Average Natural Gas Sales Price per Mcf:
Net realized gas price, including hedges	$7.54	(e)	$9.90	(e)	$7.45	(e)	$9.91	(e)
Net realized gas price, excluding hedges	$4.12		$4.87		$4.59		$5.17

Net Natural Gas Liquids Production:
VNR NGLs (Bbls)	53,408		49,887	(c)	200,361		209,531	(c)
ENP NGLs (Bbls)	94,467	(b)	—		231,189	(b)	—
Total NGLs production (Bbls)	147,875		49,887		431,550		209,531

Average VNR daily NGLs production (Bbls/day)	580		542	(c)	549		574	(c)
Average ENP daily NGLs production (Bbls/day)	1,026	(b)	—		634	(b)	—
Average daily NGLs production (Bbls/day)	1,606		542		1,183		574

Average Net Realized NGLs Sales Price per Bbl	$80.19		$49.56		$66.88		$45.78

Total production (MBOE)	1,259		450		4,893		1,723
Average daily production (BOE/day)	13,686		4,891		13,405		4,721

(a)	Excludes production results for the oil and natural gas properties acquired in the Encore Purchase at December 31, 2010.

(b)
Production results for oil and natural gas properties acquired in the ENP Purchase during 2011 through the date of the completion of the ENP Merger on December 1, 2011 were subject to a 53.4% non-controlling interest.

(c)
South Texas area includes production from the Dos Hermanos, Sun TSH and a portion of the Parker Creek acquisitions. During 2010, we acquired certain oil and natural gas properties and related assets, as well as additional interests in these assets, in Mississippi. The operating results of these properties are included with ours from the date of acquisition forward.

(d)
During 2011, we and ENP acquired certain oil and natural gas properties and related assets, as well as additional interests in these assets, in the Permian Basin, Big Horn Basin and Mississippi. The operating results of these properties are included with ours from the date of acquisition forward.

(e)	Excludes amortization of premiums paid and amortization of value on derivative contracts acquired.

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per unit data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011 (a)(b)	2010 (c)	2011 (a)(b)	2010 (c)
Revenues:
Oil, natural gas and natural gas liquids sales	$86,003	$23,157	$312,842	$85,357
Loss on commodity cash flow hedges	(764)	(705)	(3,071)	(2,832)
Realized gain on other commodity derivative contracts	5,802	6,500	10,276	24,774
Unrealized loss on other commodity derivative contracts	(69,095)	(15,477)	(470)	(14,145)
Total revenues	21,946	13,475	319,577	93,154

Costs and expenses:
Production:
Lease operating expenses	19,984	4,926	63,944	18,471
Production and other taxes	7,302	1,625	28,621	6,840
Depreciation, depletion, amortization, and accretion	22,060	6,101	84,857	22,231
Selling, general and administrative expenses	3,342	6,496	19,779	10,134
Total costs and expenses	52,688	19,148	197,201	57,676

Income (loss) from operations	(30,742)	(5,673)	122,376	35,478

Other income and (expense):
Other income	1	1	77	1
Interest expense	(7,857)	(1,244)	(28,994)	(5,766)
Realized loss on interest rate derivative contracts	(705)	(391)	(2,874)	(1,799)
Unrealized gain (loss) on interest rate derivative contracts	(448)	1,672	(2,088)	(349)
Net gain (loss) on acquisition of natural gas and oil properties	16	—	(367)	(5,680)
Total other income (expense)	(8,993)	38	(34,246)	(13,593)

Net income (loss)	(39,735)	(5,635)	88,130	21,885
Less: Net (income) loss attributable to non-controlling interest	24,527	—	(26,067)	—
Net income (loss) attributable to Vanguard unitholders	$(15,208)	$(5,635)	62,063	$21,885

Net income (loss) per unit:
Common & Class B units – basic & diluted	$(0.42)	$(0.21)	$1.95	$1.00

Weighted average units outstanding:
Common units – basic	36,053	25,840	31,370	21,500
Common units – diluted	36,104	25,840	31,430	21,538
Class B units – basic & diluted	420	420	420	420

(a)
During 2011, we and ENP acquired certain oil and natural gas properties and related assets in the Permian Basin, Mississippi and the Big Horn Basin.  The operating results of these properties for three months and the year ended December 31, 2011 are included from the date of acquisition forward.

(b)
Operating results of the subsidiaries we acquired in the ENP Purchase during 2011 through the date of the completion of the ENP Merger on December 1, 2011, were subject to a 53.4% non-controlling interest.

(c)	As the ENP Purchase was completed on December 31, 2010, no results of operations are included in the three months and year ended December 31, 2010

VANGUARD NATURAL RESOURCES, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)
	December 31, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$2,851	$1,828
Trade accounts receivable, net	48,046	32,961
Derivative assets	2,333	16,523
Other current assets	3,462	1,474
Total current assets	56,692	52,786

Oil and natural gas properties, at cost	1,549,821	1,312,107
Accumulated depletion, amortization and impairment	(331,836)	(248,704)
Oil and natural gas properties evaluated, net – full cost method	1,217,985	1,063,403

Other assets
Goodwill	420,955	420,955
Other intangible assets, net	8,837	9,017
Derivative assets	1,105	1,479
Deferred financing costs	6,723	5,649
Other assets	4,066	1,903
Total assets	$1,716,363	$1,555,192

Liabilities and members’ equity

Current liabilities
Accounts payable:
Trade	$7,867	$3,156
Affiliates	718	668
Accrued liabilities:
Lease operating	5,828	5,156
Developmental capital	563	996
Interest	103	310
Production and other taxes	12,768	11,793
Derivative liabilities	12,774	6,209
Deferred swap premium liability	275	1,739
Oil and natural gas revenue payable	505	2,241
Other	4,437	8,202
Current portion, long-term debt	—	175,000
Total current liabilities	45,838	215,470

Long-term debt	771,000	410,500
Derivative liabilities	20,553	30,384
Asset retirement obligations	34,776	29,434
Other long-term liabilities	275	11
Total liabilities	872,442	685,799

Commitments and contingencies

Members’ equity
Members’ capital, 48,320,104 and 29,666,039 common units issued and outstanding at December 31, 2011 and 2010, respectively	839,714	318,597
Class B units, 420,000 issued and outstanding at December 31, 2011 and 2010	4,207	5,166
Accumulated other comprehensive loss	—	(3,032)
Total VNR members’ equity	843,921	320,731
Non-controlling interest in subsidiary	—	548,662
Total members’ equity	843,921	869,393
Total liabilities and members’ equity	$1,716,363	$1,555,192

Use of Non-GAAP Measures

Adjusted EBITDA

We present Adjusted EBITDA in addition to our reported net income (loss) attributable to Vanguard unitholders in accordance with GAAP.  Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) attributable to Vanguard unitholders plus:

•	Net income (loss) attributable to the non-controlling interest.

The result is net income (loss) which includes the non-controlling interest. From this we add or subtract the following:

•	Net interest expense, including write-off of deferred financing fees and realized gains and losses on interest rate derivative contracts;

•	Depreciation, depletion and amortization (including accretion of asset retirement obligations);

•	Amortization of premiums paid on derivative contracts;

•	Amortization of value on derivative contracts acquired;

•	Unrealized gains and losses on other commodity and interest rate derivative contracts;

•	Net gains and losses on acquisition of oil and natural gas properties;

•	Deferred taxes;

•	Unit-based compensation expense;

•	Unrealized fair value of phantom units granted to officers;

•	Material transaction costs incurred on acquisitions and mergers;

•
Non-controlling interest amounts attributable to each of the items above from the beginning of year through the completion of the Encore Merger on December 1, 2011, which revert the calculation back to an amount attributable to the Vanguard unitholders; and

•	Administrative services fees charged to Encore, excluding the non-controlling interest, which are eliminated in consolidation.

Adjusted EBITDA is used by management as a tool to measure (prior to the establishment of any cash reserves by our board of directors, debt service and capital expenditures) the cash distributions we could pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA is also used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Distributable Cash Flow

We present Distributable Cash Flow in addition to our reported net income (loss) attributable to Vanguard unitholders in accordance with GAAP.  Distributable Cash Flow is a non-GAAP financial measure that is defined as net income (loss) attributable to Vanguard unitholders plus:

•	Net income (loss) attributable to the non-controlling interest.

The result is net income (loss) which includes the non-controlling interest.  From this we add or subtract the following:

•	Depreciation, depletion and amortization (including accretion of asset retirement obligations);

•	Amortization of premiums paid on derivative contracts;

•	Amortization of value on derivative contracts acquired;

•	Unrealized gains and losses on other commodity and interest rate derivative contracts;

•	Net gains and losses on acquisition of oil and natural gas properties;

•	Deferred taxes;

•	Unit-based compensation expense;

•	Unrealized fair value of phantom units granted to officers;

•	Material transaction costs incurred on acquisitions and mergers;

•
Non-controlling interest amount attributable to each of the items above from the beginning of year through the completion of the Encore Merger on December 1, 2011, which revert the calculation back to an amount attributable to the Vanguard unitholders; and

•	Administrative services fees charged to Encore, excluding the non-controlling interest, which are eliminated in consolidation.

Less:

•	Drilling, capital workover and recompletion expenditures.

Distributable Cash Flow is used by management as a tool to measure (prior to the establishment of any cash reserves by our board of directors) the cash distributions we could pay our unitholders. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates.  While Distributable Cash Flow is measured on a quarterly basis for reporting purposes, management must consider the timing and size of its planned capital expenditures in determining the sustainability of its quarterly distribution.  Capital expenditures are typically not spent evenly throughout the year due to a variety of factors including weather, rig availability, and the commodity price environment.  As a result, there will be some volatility in Distributable Cash Flow measured on a quarterly basis.  Distributable Cash Flow is not intended to be a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

VANGUARD NATURAL RESOURCES, LLC
Reconciliation of Net Income (Loss) to Adjusted EBITDA (a) and Distributable Cash Flow
(Unaudited)
(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2011 (b)	2010 (c)	2011 (b)	2010 (c)
Net income (loss) attributable to Vanguard unitholders	$(15,208)	$(5,635)	$62,063	$21,885
Net income (loss) attributable to non-controlling interest	(24,527)	—	26,067	—
Net income (loss)	(39,735)	(5,635)	88,130	21,885
Plus:
Interest expense, including realized losses on interest rate derivative contracts	8,562	1,635	31,868	7,565
Depreciation, depletion, amortization, and accretion	22,060	6,101	84,857	22,231
Amortization of premiums paid on derivative contracts	1,845	471	11,346	1,950
Amortization of value on derivative contracts acquired	15	338	169	1,995
Unrealized losses on other commodity and interest rate derivative contracts	69,543	13,805	2,558	14,494
Net (gain) loss on acquisition of oil and natural gas properties	(16)	-	367	5,680
Deferred taxes	(154)	25	261	(12)
Unit-based compensation expense	736	191	2,557	847
Unrealized fair value of phantom units granted to officers	159	76	469	179
Material transaction costs incurred on acquisitions and mergers	274	3,583	2,019	3,583
Less:
Interest income	—	1	—	1
Adjusted EBITDA before non-controlling interest	63,289	20,589	224,601	$80,396
Non-controlling interest attributable to adjustments above	(10,382)	—	(62,838)	—
Administrative services fees eliminated in consolidation	591	—	2,840	—
Adjusted EBITDA attributable to Vanguard unitholders	53,498	20,589	164,603	80,396
Less:
Interest expense, net	(8,562)	(1,635)	(31,868)	(7,565)
Drilling, capital workover and recompletion expenditures	(10,367)	(2,071)	(34,096)	(15,291)
Non-controlling interest	2,514	—	11,443	—
Distributable Cash Flow	$37,083	$16,883	$110,082	$57,540

(a)
Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.  Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(b)
Results of operations from oil and gas properties acquired in the ENP Purchase during 2011 through the date of the completion of the ENP Merger on December 1, 2011 were subject to a 53.4% non-controlling interest.

(c)	As the ENP Purchase was completed on December 31, 2010, no results of operations are included in the three months and year ended December 31, 2010.

Adjusted Net Income

We present Adjusted Net Income (Loss) in addition to our reported net income (loss) attributable to Vanguard unitholders in accordance with GAAP.  Adjusted Net Income (Loss) is a non-GAAP financial measure that is defined as net income (loss) attributable to Vanguard unitholders plus:

•	Net income (loss) attributable to the non-controlling interest.

The result is net income (loss) which includes the non-controlling interest.  From this we add or subtract the following:

•	Unrealized gains and losses on other commodity derivative contracts;

•	Unrealized gains and losses on interest rate derivative contracts;

•	Unrealized fair value of phantom units granted to officers;

•	Net gains and losses on acquisition of oil and natural gas properties;

•	Material transaction costs incurred on acquisitions and mergers;

•
Non-controlling interest amount attributable to each of the items above from the beginning of year through the completion of the Encore Merger on December 1, 2011which revert the calculation back to an amount attributable to the Vanguard unitholders; and

•	Administrative services fees charged to Encore, excluding the non-controlling interest, which are eliminated in consolidation.

This information is provided because management believes exclusion of the impact of our unrealized derivatives not accounted for as cash flow hedges and non-cash oil and natural gas property impairment charge will help investors compare results between periods and identify operating trends that could otherwise be masked by these items and to highlight the impact that commodity price volatility has on our results.  Adjusted Net Income is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

VANGUARD NATURAL RESOURCES, LLC
Reconciliation of Net Income (Loss) to Adjusted Net Income
(in thousands, except per unit data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Net income (loss) attributable to Vanguard unitholders	$(15,208)	$(5,635)	$62,063	$21,885
Net income (loss) attributable to non-controlling interest	(24,527)	—	26,067	—
Net income (loss)	$(39,735)	$(5,635)	$88,130	$21,885
Plus (Less):
Unrealized loss on other commodity derivative contracts	69,095	15,477	470	14,145
Unrealized (gain) loss on interest rate derivative contracts	448	(1,672)	2,088	349
Unrealized fair value of phantom units granted to
officers	159	76	469	179
Net (gain) loss on acquisition of oil and natural gas properties	(16)	—	367	5,680
Material transaction costs incurred on acquisitions and mergers	274	3,583	2,019	3,583
Total adjustments	69,960	17,464	5,413	23,936
Adjusted net income before non-controlling interest...	30,225	11,829	93,543	45,821
Non-controlling interest attributable to items above...	(3,256)	—	(22,506)	—
Administrative services fees eliminated in consolidation	591	—	2,840	—
Adjusted Net Income attributable to Vanguard unitholders	$27,560	$11,829	$73,877	$45,821

Basic net income (loss) per unit attributable to Vanguard unitholders	$(0.42)	$(0.21)	$1.95	$1.00
Net income (loss) attributable to non-controlling interest	(0.67)	—	0.82	—
Basic net income (loss) per unit:	$(1.09)	$(0.21)	$2.77	$1.00
Plus (Less):
Unrealized loss on other commodity derivative contracts...	1.89	0.59	0.02	0.64
Unrealized (gain) loss on interest rate derivative contracts	0.01	(0.06)	0.07	0.02
Unrealized fair value of phantom units granted to officers	0.01	—	0.01	0.01
Net (gain) loss on acquisition of oil and natural gas properties	—	—	0.01	0.26
Material transaction costs incurred on acquisitions and mergers	0.01	0.13	0.06	0.16
Non-controlling interest attributable to items above	(0.09)	—	(0.71)	—
Administrative services fees eliminated in consolidation	0.02	—	0.09	—
Basic net income per unit attributable to Vanguard unitholders	$0.76	$0.45	$2.32	$2.09

SOURCE: Vanguard Natural Resources, LLC
CONTACT: Vanguard Natural Resources, LLC
Investor Relations
Lisa Godfrey, 832-327-2234
investorrelations@vnrllc.com